EXHIBIT 10.49

2005 EXECUTIVE BONUS SUMMARY

On March 10, 2006, the Board of Directors of Centillium Communications, Inc. (the "Registrant") approved bonuses for the executive officers of Centillium. The bonuses were based on the achievement of certain revenue, earnings and key corporate initiatives. These bonuses are subject to the completion of the 2005 audit of the Registrant's financials by the Registrant's independent auditors. The bonuses are as follows:

Faraj Aalaei Chief Executive Officer	$336,222.00
Scott Kamsler Chief Financial Officer	$114,316.00
Wayne Gartin Vice President, Sales	$135,354.00
Jitesh Vadhia Senior Vice President & General Manager	$ 84,262.00 (new hire April 2005)